LISTED FUNDS TRUST
CODE OF ETHICS
Adopted March 19, 2019

1.BACKGROUND

Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”) requires each series (each, a “Fund”) of Listed Funds Trust (the “Trust” or “LiFT”) and each investment adviser to and principal underwriter for (each, a “Fund Organization”) each Fund to adopt a written code of ethics. The Board’s approval of a code of ethics with respect to each Fund and Fund Organization must be based on its determination that the code of ethics contains provisions reasonably necessary to prevent “Access Persons” (as that term is defined in Appendix 1) from engaging in conduct prohibited by the Rule. To prevent Access Persons from engaging in conduct prohibited by the Rule, the Trust’s Code of Ethics (hereinafter, the “Code”) contains, among other provisions, periodic reporting requirements applicable to Access Persons, as well as provisions requiring the pre-clearance of certain securities transactions. Each Fund Organization that maintains its own code of ethics that has been approved by the Board is not subject to the Trust’s Code. Similarly, access persons of the Trust are subject only to the Trust’s Code and not any Fund Organization’s code of ethics.

2.KEY DEFINITIONS

For purposes of this Code, Access Person is defined to mean:

(i)any trustee or officer of the Trust;
(ii)any director, officer, or general partner of an investment adviser to a Fund and any employee of an investment adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales. The Fund Compliance Officer (defined below) will notify an individual if he or she meets this definition and shall maintain a list of all Access Persons;
(iii)any natural person in a “Control” relationship to a Fund or to an investment adviser to a Fund who obtains information concerning recommendations made to a Fund regarding the purchase or sale of Covered Securities by the Fund; and
(iv)any director, officer, or general partner of a principal underwriter to a Fund who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by a Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

The Trust’s Chief Compliance Officer or his or her designee (the “Chief Compliance Officer” or “CCO”) will notify an individual if he or she meets this definition and shall maintain a list of all Access Persons.

All other key terms used throughout this Code are defined in Appendix A hereto.

3.GENERAL PROHIBITIONS

(i) The Rule prohibits fraudulent activities by affiliated persons of the Trust. Specifically, it is unlawful for any of these persons, in connection with the purchase or sale, directly or indirectly, by such person of a “Security Held or to be Acquired by a Fund” (defined in Appendix 1) to:

a.employ any device, scheme or artifice to defraud a Fund;
b.make any untrue statement of a material fact to a Fund or omit to state a material fact necessary to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;
c.to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or
d.to engage in any manipulative practice with respect to a Fund.

(ii) No Access Person may, directly or indirectly, communicate to any person (“Third Party”) any non-public information relating to any: (1) shareholder of a Fund; or (2) issuer of any Covered Security owned by any Fund, including, without limitation, the purchase or sale or considered purchase or sale of a Covered Security on behalf of any Fund, except to the extent necessary to comply with applicable law.

However, an Access Person may disclose the information in (1) and (2) above, on a need-to- know basis, to a Third Party who is: (a) an Access Person; or (b) an approved agent of the Trust (e.g., legal counsel, auditors, etc.).

4.CHIEF COMPLIANCE OFFICER

In order to meet the requirements of the Rule, the Code includes a procedure for detecting and preventing material trading abuses and requires all Access Persons to report personal securities transactions on an initial, quarterly and annual basis (the “Reports”). The officers of the Trust will appoint the Chief Compliance Officer of the Trust to receive and review Reports delivered by each Access Person of the Trust in accordance with Section 5 below. In turn, the CCO will report to the Board any material violations of the Code in accordance with Section 7 below.

5.ACCESS PERSON REPORTS

The CCO shall: (1) notify an individual if she or he qualifies as an Access Person under the Code, and (2) maintain a list of all Access Persons. All Access Persons are required to submit the following reports to the Chief Compliance Officer for themselves and any immediate family member residing at the same address. In lieu of providing the Reports, an Access Person may submit brokerage statements or transaction confirmations that contain comparable information.

a)INITIAL HOLDINGS REPORT. Within ten (10) days of becoming an Access Person (and the information must be current as of no more than 45 days prior to becoming an Access Person), each Access Person must submit a signed report that contains the following information:

1.The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each Covered Security and/or Reportable Fund in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;
2.The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

3.The date the report is submitted by the Access Person.

A form of the INITIAL HOLDINGS REPORT is attached as Appendix 2.

b)QUARTERLY TRANSACTION REPORTS. Within 30 days of the end of each calendar quarter, each Access Person must report the following information:

1.With respect to any transaction during the quarter in a Covered Security and/or Reportable Fund in which the Access Person had any direct or indirect beneficial ownership:

i.The date of the transaction, the title, and as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each Covered Security and/or Reportable Fund in which the Access Person had any direct or indirect beneficial ownership;

ii.The nature of the transaction (i.e., purchase, sale);

iii.The price of the Covered Security and/or Reportable Fund at which the transaction was effected;

iv.The name of the broker, dealer or bank with or through which the transaction was effected; and

v.The date that the report is submitted by the Access Person.

2.With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

i.The name of the broker, dealer or bank with whom the Access Person established the account;

ii.The date the account was established; and

iii.The date that the report is submitted by the Access Person.

A form of the QUARTERLY TRANSACTION REPORT is attached as Appendix 3.

c)ANNUAL HOLDINGS REPORTS. Within 45 days of the end of each calendar year end, the Access Person must submit a signed report with the following information (and the information must be current as of no more than 45 days prior to the date of the report):

1.The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each Covered Security and/or Reportable Fund in which the Access Person had any direct or indirect beneficial ownership;

2.The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

3.The date the report is submitted by the Access Person.

A form of the ANNUAL HOLDINGS REPORT is attached as Appendix 4.

6.    EXCEPTIONS TO REPORTING REQUIREMENTS

a.GENERAL. A person need not submit a Report with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control. In addition, an Access Person need not submit a Quarterly Transaction Report: (1) with respect to transactions effected pursuant to an Automatic Investment Plan, or (2) if the Quarterly Transaction Report would duplicate information contained in broker trade confirmations or account statements provided to the Fund by such Access Person for the period covered by the Report and such confirmations or statements include all of the information required to be included in the Quarterly Transaction Report. See the Form of Quarterly Transaction Report attached as Appendix 3 for a list of excludable transactions.

b.PRINCIPAL UNDERWRITER. An Access Person of a Fund’s principal underwriter is not required to make any Reports under Section 5 above if the principal underwriter:

1.is not an affiliated person of the Trust or any investment adviser to a Fund; and

2.has no officer, director or general partner who serves as an officer, director or general partner of the Trust or of any investment adviser to a Fund.

c.INDEPENDENT TRUSTEE. A trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act (an “Independent Trustee”) is not required to:

1.file an INITIAL HOLDINGS REPORT or ANNUAL HOLDINGS REPORT; and

2.file a QUARTERLY TRANSACTION REPORT, unless the Independent Trustee knew, or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that during a 15- day period immediately before or after his or her transaction in a Covered Security, that a Fund purchased or sold the Covered Security, or a Fund or its investment adviser considered purchasing or selling the Covered Security.

7.    ADMINISTRATION OF THE CODE OF ETHICS - REPORTING VIOLATIONS AND CERTIFYING COMPLIANCE

a.The CCO, on behalf of each Fund, and each Fund Organization that adopts this Code, shall use reasonable diligence and institute policies and procedures reasonably necessary to prevent its Access Persons from violating this Code;

b.The CCO, on behalf of each Fund, shall circulate this Code, and any material amendments thereto, and receive an Acknowledgement from each Access Person that the Code was received, read and understood (a Form of Acknowledgement is attached as Appendix 5 hereto);

c.The CCO, on behalf of each Fund, shall review all Reports to determine whether a possible violation of the Code and/or other applicable trading policies and procedures may have occurred.

No Access Person shall review his or her own Report(s). The CCO shall appoint an alternate to review his or her own Reports if the CCO is also an Access Person.

d.On at least an annual basis, the CCO, on behalf of each Fund, shall prepare a written report for the Trust’s Board of Trustees describing any issues arising under the Code or procedures since the last report to the Board of Trustees, including information about any material violations of the Code or its underlying procedures and any sanctions imposed due to such violations; and

e.On at least an annual basis, the CCO, on behalf of each Fund, and each Fund Organization shall certify to the Board of Trustees that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code or other code of ethics adopted by the Fund Organization in compliance with the Rule.

8.    COMPLIANCE WITH OTHER SECURITIES LAWS

This Code of Ethics is not intended to cover all possible areas of potential liability under the Investment Company Act or under the federal securities laws in general. For example, other provisions of Section 17 of the Investment Company Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (i.e., combining to achieve a substantial position in a security or commingling of funds) between an investment company and an affiliated person. Access Persons covered by this Code are advised to seek the advice of the CCO or Trust Counsel before engaging in any transactions involving securities held or under consideration for purchase or sale by a Fund or if a transaction directly or indirectly involves themselves and the Trust other than the purchase or redemption of shares of a Fund or the performance of their normal business duties.

In addition, the Securities Exchange Act of 1934 may impose fiduciary obligations and trading restrictions on access persons and others in certain situations. It is expected that access persons will be sensitive to these areas of potential conflict, even though this Code does not address specifically these other areas of fiduciary responsibility.

9.    PROHIBITED TRADING PRACTICES

a.No Access Person may purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership in such security if to his or her actual knowledge at the time of such purchase or sale:

i.the security is being considered for purchase or sale by a Fund;

ii.the security is in the process of being purchased or sold by a Fund (except that an Access Person may participate in a bunched transaction with the Fund if the price terms are the same in accordance with trading policies and procedures adopted by the Fund Organization); or

iii.the security is or has been held by a Fund within the most recent 15-calendar day period;

unless the fact that such security met the criteria in subsections (i), (ii), or (iii) above was publicly known as a result of the Fund’s public disclosure that it held such security during the applicable period or such security being or having been included in the Fund’s basket for creation or redemption orders of Fund shares during the applicable period.

b.An Access Person who is also classified as Investment Personnel must obtain approval from the CCO before directly or indirectly acquiring beneficial ownership in any securities in an IPO or Limited Offering

c.No Access Person may, to his or her actual knowledge, trade ahead of a Fund - a practice known as “frontrunning”.

10.    SANCTIONS

As to any material violation of this Code of Ethics, each Fund Organization shall adopt trading policies and procedures that provide for sanctions of the Access Persons. Such sanctions may include, but are not limited to: (1) a written reprimand in the Access Person’s employment file; (2) a suspension from employment; and/or (3) termination from employment.

The Board may also impose sanctions as it deems appropriate, including sanctions against the Fund Organization or the CCO for failure to adequately supervise its Access Persons.

11.    RECORD RETENTION

All Trust records shall be maintained in accordance with Rule 17j-1(f) under the Investment Company Act. Rule 17j-1(f) mandates the following record keeping requirements:

•A copy of each Trust Code of Ethics, including any amendments thereto, that is in effect, or at any time within the past five (5) years was in effect, must be maintained in an easily accessible place;
•A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurs;
•A copy of each Report made by an Access Person, or any information provided in lieu of a Report, as required by the Code, must be maintained for at least five (5) years after the end of the fiscal year in which the Report was made or the information provided, the first two years in an easily accessible place;
•A record of all persons, currently or within the past five (5) years, who are or were required to make Reports under the Code, or who are or were responsible for reviewing these Reports, must be maintained in an easily accessible place;
•A copy of each report required by section 7(d) and section 7(e) of the Code must be maintained for at least five (5) years, the first two (2) years in an easily accessible place; and

•A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of the securities described in section 9(b) of the Code, for at least five (5) years after the end of the fiscal year in which the approval is granted.

Adopted:        March 19, 2019
As Amended:        June 16, 2022
November 30, 2024

ADDENDUM TO
CODE OF ETHICS
NON-PUBLIC INFORMATION

No Access Person may, directly or indirectly, communicate to any person (“Third Party”) any non-public information relating to any (i) shareholder of a series of the Trust or (ii) issuer of any Covered Security owned by any series of the Trust, including, without limitation, the purchase or sale or considered purchase or sale of a Covered Security on behalf of any series of the Trust, except to the extent necessary to comply with applicable law.

However, an Access Person may disclose the information in (i) and (ii) above to a Third Party who is: (1) an Access Person; (ii) an approved agent of the Trust (e.g., legal counsel, auditors, etc.); or (iii) an Access Person or approved agent of a series of the Trust to which the information relates and the Third Party has a legitimate business purpose for knowledge of such information.

Listed Funds Trust
Code of Ethics

APPENDIX 1

DEFINITIONS

ADVISORY PERSON
(i) any employee of the Fund or of a Fund’s investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and (ii) any natural person in a control relationship to the Fund or an investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.
CONTROL
The power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.
COVERED SECURITY
Includes any Security (see below) but does not include (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies (i.e., mutual funds) other than Reportable Funds.
FUND
A series of the Trust.
IMMEDIATE FAMILY MEMBER
Includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, brother-in-law (including adoptive relationships).
INITIAL PUBLIC OFFERING (IPO)
An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.
INVESTMENT PERSONNEL
(i) any employee of the Trust, a Fund or investment adviser (or of any company in a control relationship to the Trust, a Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of security by the Fund; and (ii) any natural person who controls the Trust, a Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.
LIMITED OFFERING
An offering that is exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.
PURCHASE OR SALE OF A COVERED SECURITY
Includes, among other things, the writing of an option to purchase or sell a Covered Security.
REPORTABLE FUND
Includes, for a particular Access Person, any registered investment company, including a Fund, for which the investment adviser with whom the Access Person is associated, if any, (the “Associated Adviser”) serves as investment adviser (as defined in Section 2(a)(20) of the Investment Company Act) or any registered investment company, including a Fund, whose investment adviser or principal underwriter controls the Associated Adviser, is controlled by the Associated Adviser, or is under common control with the Associated Adviser.
SECURITY
Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, cryptocurrency1, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.
SECURITY HELD OR TO BE ACQUIRED BY THE FUND
(i) any Covered Security which, within the most recent 15 days: (a) is or has been held by the Fund; or (b) is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and
(ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraphs (a) or (b) above.
1 A cryptocurrency is a digital currency in which encryption techniques are used to regulate the generation of units of currency and verify the transfer of funds, operating independently of a central bank. The legal status of cryptocurrencies as a “security” that must be registered with the Securities and Exchange Commission is currently undetermined and may depend on the exact offering and transaction of a cryptocurrency, including whether it is part of an Initial Coin Offering (“ICO”). Due to this uncertainty, cryptocurrencies and any derivatives thereof, will be treated as “securities” for purposes of this Code.

Listed Funds Trust
Code of Ethics

Appendix 2

INITIAL HOLDINGS REPORT

INFORMATION AS OF________________________________________________

Access Person’s Name:______________________________
The initial holdings report is to be submitted to the Chief Compliance Officer no later than the 10th day following their designation as an Access Person. The information must be current as of a date no more than 45 days prior to the above date.

1.The following represents all Covered Securities holdings that the Access Person or any Immediate Family Member residing at the same address had a direct or indirect beneficial interest as of the above date.

□ Check this box if you are providing the information as an attachment.

Name and Type of Covered Security	Ticker Symbol or CUSIP	Number of Shares and/or Principal Amount

2.    The following represents the names of all brokers, dealers or banks with which the Access Person, or any Immediate Family Member residing at the same address, maintains an account in which any securities are held for their direct or indirect benefit as of the above date:

□ Check this box if you are providing the information as an attachment.

Name of Institution and Account Holder’s Name (i.e., you, spouse, child)

Dated:	By:
Access Person Signature

Print Name

Compliance Review:

Dated:	By:
Reviewer’s Signature

Print Name

Listed Funds Trust
Code of Ethics

Appendix 3

QUARTERLY TRANSACTION REPORT

1.Transactions Report

The Quarterly Report of transactions in Covered Securities, including Funds, must be submitted within 30 days following the end of the calendar quarter. There is no de minimis exclusion for small transactions. Excludable from this Report are transactions in U.S. Government or Federal agency obligations, transactions in money market mutual funds, automated payroll deductions/contributions to an Access Person's 401(k), and other automated contributions to a mutual fund after tax savings plan (e.g., Automatic Investment Plan or “AIP”). Also excluded are automatic dividend reinvestment transactions.

□ Check this box if you are providing the information as an attachment.

ACQUISITIONS: (List below)	No Acquisitions executed during this Quarter

DATE	TICKER	NAME / DESCRIPTION OF SECURITY	PRINCIPAL AMT or NUMBER. OF SHARES	BUY OR SELL	PER UNIT PRICE	(ACCT) BROKER/BANK

Dispositions: (List below)	No Dispositions executed during this Quarter

DATE	TICKER	NAME / DESCRIPTION OF SECURITY	PRINCIPAL AMT or NUMBER. OF SHARES	BUY OR SELL	PER UNIT PRICE	(ACCT) BROKER/BANK

2.Brokerage Accounts Report

The following represents the names of all brokers, dealers or banks with which the Access Person (or any Immediate Family Member residing at the same address) established an account in which securities were held during the calendar quarter for their direct or indirect benefit.

□ Check this box if you are providing the information as an attachment.

Name of Institution and Account Holder’s Name (i.e., you, spouse, child)

Dated: _________________________        __________________________________

Access Person Signature

Compliance Review:

Date:________________________________     By: ________________________

Reviewer’s Signature

    _________________________________

Print Name

Listed Funds Trust
Code of Ethics

APPENDIX 4

ANNUAL HOLDINGS REPORT

Year Ended December 31, ___________

Access Person’s Name: _________________________________________________________

(current within 45 days of the date of the Report)

Date of Report:___________

An annual holdings report as of each December 31st is to be submitted to the CCO within 45 days of each calendar year end.

1.The following represents all Covered Securities holdings that the Access Person or any Immediate Family Member residing at the same address, had a direct or indirect beneficial interest as of December 31st:

□ Check this box if you are providing the information as an attachment.

Name and Type of Covered Security	Ticker Symbol or CUSIP	Number of Shares and/or Principal Amount

2.The following represents the names of all brokers, dealers or banks with which the Access person, or any Immediate Family Member residing at the same address, maintains an account in which any securities are held for their direct or indirect benefit as of December 31st:

□ Check this box if you are providing the information as an attachment.

Name of Institution and Account Holder’s Name (i.e., you, spouse, child)

Dated: __________________________ ______________________________________
Access Person Signature

Compliance Review:

Date:_______________________________ By: ___________________________________
Reviewer’s Signature

        ___________________________________
Print Name

Listed Funds Trust
Code of Ethics

APPENDIX 5

CODE OF ETHICS ACKNOWLEDGEMENT FORM

ACKNOWLEDGED AND AGREED:

I have received and read, and I understand the terms of, the LISTED FUNDS TRUST Code of Ethics.

By:
Name:
Title:
Date: